EXHIBIT 99.1

Contact:	Marshall I. Kass
Chairman of the Board
(310) 914-0300

FOR IMMEDIATE RELEASE

     Los Angeles, California, August 16, 2004 — Certron Corporation (“CRTN”) announced today that it has reached an agreement in principle with Cybrdi, Inc., a privately-held corporation, concerning the possible acquisition by Certron of outstanding capital stock of Cybrdi, Inc. in exchange for shares of common stock of Certron that would aggregate approximately 93.8% of the Certron common shares outstanding after the transaction.

     Cybrdi, Inc. manufactures both human and animal tissue micro-arrays for a wide variety of scientific uses, such as drug discovery and development.

     The transaction is subject to, among other things, satisfactory completion of due diligence, the execution and delivery of mutually acceptable definitive agreements, approval by the shareholders of Certron and approval by the shareholders of Cybrdi.

     The foregoing statements are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ are the failure to consummate the transaction presently under discussion and Certron not being able to find another buyer for the company.